Company Posts Second Quarter Results

U.S. Premium Beef, LLC (USPB) has closed its second quarter of fiscal year 2013 and has filed the results with the Securities and Exchange Commission. For the quarter, which ended June 29, 2013, USPB recorded net income of approximately $3.1 million compared to net income of $5.5 million for the same period in the prior fiscal year. For fiscal year 2013 year-to-date, USPB recorded a net loss of approximately $1.1 million compared to net income of $0.8 million for the same period in the prior fiscal year. In the second quarter and year-to-date periods, USPB ’s share of income from its investment in National Beef Packing Company, LLC (NBP) was lower than it had been in the same period in the prior year; however, in each period, the lower income

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USDA’s Choice/Select Spread Follows Seasonal Pattern

USPB Non-Conditional Unit Trade Report

DR = Delivery Rights; DY = Delivery Year	FY 2013 Trades	Most Recent Trades
# Class A Units (DR available DY 2013)	1,195	98
Average Price Per Unit	$173.68	$170.00
# Class A Units (DR available DY 2014)	9,991	9,971
Average Price Per Unit	$150.00	$150.00
# Class B Units	10,901	156
Average Price Per Unit	$172.82	$170.00
Delivery right lease rates will move to $8 on September 2
USPB Set to Begin New Delivery Year

August 31 marks the end of USPB’s 2013 delivery year (DY) which means on September 2, unitholders can begin delivering cattle against their 2014 delivery rights. It also means that unitholders who know they are not going to deliver cattle against some or all of their delivery rights in DY 2014 can request USPB’s assistance in getting them leased to other producers.

USPB is now accepting requests from unitholders to lease out DY 2014 delivery rights. Unitholders who want USPB to assist them in leasing their excess delivery rights to other producers will need to complete a Delivery Authorization form. Effective September 2, the lease rate will increase to $8 per delivery right from the current $7 rate.

During DY 2013, producers who leased delivery rights through USPB, averaged approximately $68 per head in grid premiums. These results are not predictive of future results due to the many factors that affect grid premiums. Producers who intend to lease delivery rights to market cattle through USPB, will need to complete an Invoice Authorization form.

USPB lease rates for delivery rights in DY 2014 will increase to $8 per delivery right effective September 2, 2013.

Unitholders are required to have a current copy of their Delivery Period Preference form on file each year. USPB will not accept cattle or lease delivery rights until a current year’s form is on file at our Kansas City office. USPB also has the right to consider and approve any requested Delivery Period Preference form changes in order to insure an even flow of cattle to National Beef’s plants throughout the year. Please call our office at 866-877-2525 for any of the forms referenced in this article.

USPB’s Board of Directors has set the minimum delivery requirement during DY 2014 at 90 percent of the number of Class A units owned by each unitholder. The non-delivery penalty remains at $13 per unit. Non-delivery penalties will be assessed at the conclusion of delivery year 2014 on units not delivered upon below the 90 percent requirement.®

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Company Files Second Quarter Results...	continued from page 1

from NBP was partially offset by lower expenses at USPB. During the first six months of fiscal year 2013, NBP’s revenues were relatively unchanged from the prior year as a result of slightly higher selling prices but fewer cattle processed; however, gross margins were lower than the same period in the prior year. NBP’s profitability is impacted by the ratio of the USDA comprehensive boxed beef cutout to the USDA 5-area weekly average slaughter cattle price.

USPB’s unique advantage continues to be the superior quality cattle our producers deliver, which enables our company to generate more value from the cattle we harvest and provides more opportunities in the consumer marketplace.®

Qualified Seedstock Suppliers

Schedule Fall Sales

The following USPB Qualified Seedstock Suppliers (QSS) will conduct sales September through December. Go to USPB’s Qualified Custom Feedyards and Seedstock Suppliers link on our web page then scroll down to the supplier you are interested in for sale times and locations.®

Gardiner Angus Ranch Bull Sale	9/30
Gardiner Influence Commercial Female Sale	9/30
Lyons Influence Feeder Calf Sale	10/16 & 11/6
Heartland Simmental and Angus Heifer Sale	10/27
Fink Beef Genetics Bull Sale	10/30
Downey Ranch, Inc. Bull and Female Sale	11/1
Kniebel Farms & Cattle, Inc. Bull and Female Sale	11/1
Pelton Simmental/Red Angus Feeder Calf Sale	11/1
Dalebanks Angus Bull Sale	11/23
Marshall & Fenner Female Sale	12/6
In addition, the following USPB QSS members are selling bulls at private treaty during the Fall:
Cow Camp, Inc., Dalebanks Angus, Inc., Gardiner Angus Ranch, Harms Plainview Ranch, McCurry Brothers Angus, Oleen Brothers.

FY 2013 Annual Meeting To

Be Held on March 28, 2014

U.S. Premium Beef’s fiscal year 2013 annual meeting will be held in Kansas City, MO, at the Kansas City Airport Hilton on March 28, 2014. A reception will be held on the evening of March 27 at the Airport Hilton. Watch upcoming UPDATES for more information on the annual meeting.®

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 07/07/13 to 08/03/13
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.91	65.94
Prime	3.20	4.53
CH & PR	74.36	80.77
CAB	26.34	32.66
BCP	16.00	18.52
Ungraded	0.90	0.65
Hard Bone	0.31	0.08
YG1	9.47	7.30
YG2	33.73	31.65
YG3	41.08	43.80
YG4	14.20	15.59
YG5	1.51	1.66
Light Weight	0.22	0.08
Heavy Weight	1.80	0.93
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$31.43	$43.77
Yield Benefit	$40.22	$64.64
Yield Grade	-$5.08	-$6.20
Out Weight	-$2.75	-$1.40
Natural	$3.92	$4.61
Total Premium	$67.74	$105.42